PART 1:  EXHIBIT 11.00

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                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, except per share amounts)
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                                                                             Three Months Ended
                                                                                 March 31,
                                                                             ------------------
                                                                          1999                1998
                                                                          ----                ----


Basic earnings per share:
-------------------------

Basic weighted average common shares                                      9,385               9,886

Net Income                                                               $7,479              $7,664

Basic earnings per common share                                            $.80                $.78



Diluted earnings per share:
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Weighted average common and dilutive potential shares                     9,613              10,202

Net Income                                                               $7,479              $7,664

Diluted earnings per common share                                          $.78                $.75

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